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                    THE COUNTRYBASKETS(SM) INDEX FUND, INC.

                    SUPPLEMENTAL COMPENSATION AGREEMENT


            SUPPLEMENTAL COMPENSATION AGREEMENT (the "Agreement") made as of March 1, 1996, between The CountryBaskets(SM) Index Fund, Inc., a Maryland corporation (the "Company"), and ALPS Mutual Funds Services, Inc., a
Colorado corporation ("ALPS").


                           W I T N E S S E T H :

            WHEREAS, the Company is a management investment company organized as a series fund and registered under the Investment Company Act of 1940 (the "1940 Act");

            WHEREAS, the Company has entered into a Marketing Agreement with ALPS dated the date hereof (the "Marketing Agreement") providing for, among other things, various marketing and stockholder services to be provided by ALPS with respect to the shares of common stock ("CB Shares") of its initial nine series (each, a "Series");

            WHEREAS, pursuant to the Marketing Agreement ALPS will make available on a full-time basis four regional wholesalers to perform the activities specified in Section 1.3(b) thereof and Mr. Chris Jemapete to perform the services specified in Section 1.3(d) thereof (such wholesalers, together with Mr. Jemapete and any additional wholesalers who may be employed by ALPS from time to time in connection with the marketing of CB Shares, the "Wholesalers");

            WHEREAS, the Company and ALPS desire to make certain funds available specifically for supplemental compensation to be paid by ALPS to the Wholsesalers as a performance incentive as described herein; and

            WHEREAS, the Company has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (each, a "12b-1 Plan") with respect to each Series and will make payments to ALPS pursuant to such 12b-1 Plans for providing marketing and stockholder services and for supplemental compensation to the Wholesalers.

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and ALPS agree as follows:


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                                 SECTION 1
                         SUPPLEMENTAL COMPENSATION

            1.1 Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Company's registration statement on Form N-1A most recently filed by the Company with the Securities and Exchange Commission (the "Commission") and effective under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

            1.2 Contributions to the Bonus Pool. The aggregate amount of supplemental compensation (the "Bonus Pool") that shall be available for distribution [quarterly] by ALPS to the Wholsesalers shall be the sum of the contributions to be made by the Company and ALPS, as follows:

            (a) Subject to the terms and conditions of the 12b-1 Plans and to the conditions set forth in Section 3.1 hereof, each Series will pay to ALPS as a contribution to the Bonus Pool an amount, calculated daily and payable [quarterly], equal to such Series' allocable portion of 0.01% per annum of the average aggregate daily net assets of all nine Series ("Aggregate Net Assets") in excess of $500 million up to Aggregate Net Assets of $2.5 billion. Such contribution shall be allocated among the Series subject to this Agreement pro rata in accordance with the daily net assets of the respective Series, the method of such allocation to be subject to the annual review and approval of the Board of Directors of the Company.

            (b) Subject to the conditions set forth in Section 3.1 hereof, ALPS will set aside from the amounts payable to ALPS by all Series under Section 3.1 of the Marketing Agreement and contribute to the Bonus Pool an amount, calculated daily and payable [quarterly], equal to (i) 0.01% per annum of Aggregate Net Assets in excess of $2 billion up to $5 billion, plus (ii) .005% per annum of Aggregate Net Assets in excess of $5 billion.


            1.3 Distributions of the Bonus Pool. Promptly upon receipt of any contribution to the Bonus Pool payable by the Series at the end of each calendar [quarter], ALPS shall distribute the aggregate Bonus Pool then available equally among all Wholesalers, provided that ALPS may make such distribution on a basis other than equally if such alternative distribution has been set forth in a written


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plan delivered to the Company in advance of the end of such calendar quarter and such alternative distribution is approved at the next succeeding regular meeting of the Board of Directors of the Company.

            1.4 Base Salary. ALPS agrees that during the term of the Marketing Agreement it shall pay each Wholesaler from the fees payable to ALPS under Section 3.1 of the Marketing Agreement an annual salary on average among all Wholesalers of not less than $75,000.

                                SECTION 2
                   ALPS'S REPRESENTATIONS AND OBLIGATIONS

            2.1 ALPS agrees and understands that this Agreement is a Rule 12b-1 related agreement under the 1940 Act, subject to the provisions of such Rule, as well as any other applicable rules or regulations of the Commission.

            2.2 ALPS will provide to the Company's Board of Directors at least quarterly a written report of the Bonus Pool amounts distributed hereunder and will furnish the Company's Board of Directors or its designees with such information as the Company or they may reasonably request (including, without limitation, periodic reports confirming the provision by the Wholsesalers of the services described in the Marketing Agreement).

                                 SECTION 3
                  EFFECTIVENESS, TERMINATION AND AMENDMENT

            3.1 Effectiveness. This Agreement shall become effective without any further action of or approval by ALPS immediately upon its approval by vote of (i) the Company's Board of Directors and (ii) a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and have no direct or indirect financial interest in the operation of the 12b-1 Plans adopted by the Company or in any agreement related thereto ("Disinterested Directors") cast in person at a meeting called for the purpose of voting on such approval. Neither ALPS nor any Series shall make any contributions to the Bonus Pool in accordance with Section 1.2 with respect to any period prior to the effectiveness of this Agreement.

            3.2 Termination. This Agreement may be terminated at any time as to any Series, without penalty, (a) upon sixty days' written notice to ALPS, by the Company by the vote of a majority of the Disinterested Directors or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Series, and (b) upon the termination of the Marketing Agreement by the Company or ALPS in accordance with the terms thereof.


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            3.3   Assignment.  This Agreement may not be assigned and shall
automatically terminate in the event of its "assignment" as defined in the 1940 Act or upon a change of control of ALPS.

            3.4 Amendment. This Agreement may be amended by mutual consent, provided that the Company's consent to any material amendment to this Agreement requires the approval provided for in paragraph (b)(4) of Rule 12b-1 under the 1940 Act.

            3.5 Non-interested Company Directors. While this Agreement is in effect, the selection and nomination of the Disinterested Directors shall be committed to the discretion of such Disinterested Directors.


                                 SECTION 4
                                  NOTICE

            4.1 Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed duly given if addressed and delivered, or mailed by registered mail, postage prepaid, to
(1) ALPS Mutual Funds Services, Inc., 310 Seventeenth Street, Suite 2700, Denver, Colorado 80202 Attention: Chief Financial Officer and (2) The CountryBaskets(SM) Index Fund, Inc. at 31 West 52nd Street, New York, New York 10019, Attention: Secretary.


                                 SECTION 5
                               MISCELLANEOUS

            5.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            5.2 Captions. The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

            5.3 Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement's intent and purpose, be replaced, to the extent legally possible, by valid provisions in order to effectuate the intended economic results of the invalid provisions.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.


                                    THE COUNTRYBASKETS INDEX
                                      FUND, INC.


                                     By:____________________
                                        Name:
                                        Title:


                                    ALPS MUTUAL FUNDS SERVICES,
                                      INC.


                                     By:____________________
                                        Name:
                                        Title: